Exhibit 99.1
INFINITY RECEIVES NASDAQ DEFICIENCY NOTICE
DENVER, Colorado (April 8, 2008) — Infinity Energy Resources, Inc. (NASDAQ Global Market: IFNY) (the “Company”), an independent oil and gas exploration and development company, today announced that on April 3, 2008, the Company received a deficiency notice from the NASDAQ Stock Market (“NASDAQ”) stating that based on the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the Company’s stockholders’ equity was $7,725,000. NASDAQ Marketplace Rule 4450(a)(3) requires all companies listed on the NASDAQ Global Market to maintain a $10,000,000 minimum stockholders’ equity standard. In accordance with the notice, NASDAQ is reviewing the Company’s eligibility for continued listing on the NASDAQ Global Market. The Company has been requested to provide to NASDAQ, on or before April 18, 2008, its specific plan to achieve and sustain compliance with all NASDAQ Global Market listing requirements and the Company’s time frame to complete its plan. If after completion of the review process, NASDAQ determines that such plan is not sufficient, it will provide written notification that the Company’s securities will be delisted.
About Infinity Energy Resources, Inc.
Infinity Energy Resources, Inc. is an independent energy company engaged in the exploration, development, and production of natural gas and oil in Texas and the Rocky Mountain region of the United States. The Company also has a 1.4 million-acre oil and gas concession offshore Nicaragua in the Caribbean Sea.
The Company is headquartered in Denver, Colorado and its common stock is listed on the NASDAQ Global Market under the symbol “IFNY”. For more information on Infinity Energy Resources, Inc., please visit the following link:
http://www.b2i.us/irpass.asp?BzID=1253&to=ea&s=0 .
For additional information, please contact:
Stanton E. Ross, President/CEO at (720) 932-7800